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                                                                       EXHIBIT 4

        AMENDED CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK
                        OF FIRST MIDWEST BANCORP, INC.

PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

    WE, Robert P. O'Meara, President and Chief Executive Officer, and James M. Roolf, Senior Vice President and Corporate Secretary, of First Midwest Bancorp, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY, that a meeting of the Board of Directors of First Midwest Bancorp, Inc. was duly called, convened and held on May 20, 1998 and at such meeting the Board of Directors approved the adoption of the following resolution pursuant to the authority conferred upon the Board of Directors:

    WHEREAS, on February 15, 1989, this Board of Directors adopted resolutions creating a series of 120,000 shares of Preferred Stock designated as Series A Preferred Stock; and,

    WHEREAS, on May 19, 1993, this Board of Directors adopted resolutions increasing the number of shares of Series A Preferred Stock from 120,000 to 130,000, on November 15, 1995, this Board of Directors adopted resolutions increasing the number of shares of Series A Preferred Stock from 130,000 to 200,000 and on September 2, 1997, this Board of Directors adopted resolutions increasing the number of shares of Series A Preferred Stock from 200,000 to 300,000; and,

    WHEREAS, no shares of Series A Preferred Stock have been issued; and,

    WHEREAS, this Board of Directors desires to increase the number of shares of Series A Preferred Stock from 300,000 to 600,000.

    NOW, THEREFORE, BE IT RESOLVED, that the first sentence of Section (a) of the Form of Certificate of Designation of Series A Preferred Stock of this Corporation is hereby amended to read as follows:

          (a)  Designation and Number of Shares. The distinctive designation of
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    such series shall be "Series A Preferred Stock" (hereinafter sometimes called the "Series A Preferred Stock") and the number of shares constituting such series shall be 600,000.

    FURTHER RESOLVED, that the statements contained in the foregoing resolution amending the said Series A Preferred Stock by creating 300,000 new shares of Series A Preferred Stock shall, upon the effective date of said amendment, be deemed to be included in and be a part of the Restated Certificate of Incorporation of this Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of Delaware.

    IN WITNESS WHEREOF, we have executed and subscribed this Amended Certificate and do affirm the foregoing as true under the penalties of perjury as of the 17/th/ date of June, 1998.

                                    FIRST MIDWEST BANCORP, INC.

                                           ROBERT P. O'MEARA
                                  ----------------------------------
                                    Robert P. O'Meara, President
                                    and Chief Executive Officer


                                           JAMES M. ROOLF
                                  ----------------------------------

                                    James M. Roolf, Senior Vice
                                    President and Corporate Secretary

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